Exhibit 21.1
COMPELLENT TECHNOLOGIES, INC.
SUBSIDIARIES OF THE REGISTRANT

Subsidiary Legal Name	Jurisdiction of Incorporation/Formation

Compellent Technologies International Limited	United Kingdom

Compellent Technologies Canada, Inc.	Canada